AMENDMENT TO THE
                              DISTRIBUTION PLAN OF
                        LEGG MASON INVESTORS TRUST, INC.:
                       LEGG MASON FINANCIAL SERVICES FUND


         WHEREAS, Legg Mason Investors Trust, Inc. (the "Corporation") has adopted a Distribution Plan effective October 5, 1999 on behalf of the Primary Class shares of its series known as the Legg Mason Financial Services Fund (the "Fund", and the Distribution Plan, the "Plan");

         WHEREAS, the Corporation's Board of Directors (the "Board") has appointed Legg Mason Investor Services, LLC ("LMIS") as distributor to replace Legg Mason Wood Walker, Incorporated ("LMWW") pursuant to a Distribution Agreement that the Board approved on November 16, 2005 ("Distribution Agreement") in accordance with the requirements of Section 15 of the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Board, in accordance with the requirements of Rule 12b-1 under the 1940 Act, has amended the Plan to substitute LMIS for LMWW and its corresponding contractual duties under the Plan; and

         WHEREAS, LMIS is able and willing to provide the services required thereunder;

         NOW, THEREFORE, in accordance with the foregoing, all references to LMWW in the Plan are hereby replaced with LMIS and any reference to the Corporation's underwriting agreement refers to the Distribution Agreement.



         IN WITNESS THEREOF, the Corporation has executed this Amendment to the Plan as of the day and year set forth below:

Date: December 1, 2005


ATTEST:                            LEGG MASON INVESTORS TRUST, INC.


By:  /s/ Richard M. Wachterman      By:  /s/ Gregory Merz
     --------------------------          ----------------
         Richard M. Wachterman              Gregory Merz
         Secretary                          Vice President